Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: April 25, 2024
Contact: Julie DeVader
515.412.2172
jdevader@fhlbdm.com
Federal Home Loan Bank of Des Moines Announces
First Quarter 2024 Financial Results, Declares Dividend
First Quarter 2024 Highlights
•Net income of $274 million
•Affordable Housing Program (AHP) assessments of $30 million
•Member Impact Fund disbursements of $20 million
•Advances totaled $111.0 billion
•Mortgage loans held for portfolio, net totaled $10.4 billion
•Letters of credit totaled $15.6 billion
•Retained earnings totaled $3.3 billion
Dividend
The Board of Directors approved a first quarter 2024 dividend to be paid at an annualized rate of 9.25 percent on average activity-based stock, an increase of 0.25 percent from the prior quarter, and 6.00 percent on average membership stock, an increase of 2.45 percent from the prior quarter. The Federal Home Loan Bank of Des Moines (the Bank) expects to make dividend payments totaling $147 million on May 13, 2024.
Affordable Housing and Community Impact
The Bank’s housing and community development programs are central to its mission by providing reliable liquidity and funding to help its members build strong communities. The success of the cooperative means more funding is allocated to support members in these community-building initiatives, as 10 percent of the Bank’s earnings are allocated to funding affordable housing initiatives in the Bank’s district. During the first quarter of 2024, the Bank accrued AHP assessments of $30 million and disbursed $8 million of AHP funds through its housing grants and/or down payment assistance programs as a part of its ongoing mission to support members’ affordable housing and community development needs. In addition, the Bank awarded $20 million through a matching program with our members to hundreds of non-profit and government agencies through the Member Impact Fund, a discretionary non-AHP program, during the first quarter of 2024.
Financial Results Discussion
Net Income - For the three months ended March 31, 2024, the Bank recorded net income of $274 million compared to $191 million for the same period in 2023.
Net Interest Income - For the three months ended March 31, 2024, the Bank recorded net interest income of $349 million, an increase of $67 million when compared to the same period in 2023. The increase was driven primarily by higher short-term interest rates and average balances, which improved earnings on invested capital. In addition, net interest income increased due to higher asset liability spreads resulting from an increase in longer-term advances and higher yielding mortgage-backed security (MBS) purchases.
Other Income (Loss) - For the three months ended March 31, 2024, the Bank recorded other income (loss) of $4 million, an increase of $19 million when compared to the same period in 2023. The change was primarily driven by changes in fair value on the Bank’s trading securities, fair value option instruments, and economic derivatives.

Assets - The Bank’s total assets decreased to $176.3 billion at March 31, 2024, from $184.4 billion at December 31, 2023, driven primarily by a decline in advances, partially offset by an increase in investments. Advances decreased $11.6 billion due mainly to a decline in borrowings by large depository institution members. Investments increased $3.2 billion primarily due to an increase in short-term investments, mainly securities purchased under agreements to resell and federal funds sold, as well as the purchase of agency MBS.
Capital - Total capital decreased to $9.7 billion at March 31, 2024 from $9.8 billion at December 31, 2023, primarily due to a decrease in activity-based capital stock resulting from a decline in advance balances.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited) Dollars in millions
Selected Balance Sheet Items	March 31, 2024	December 31, 2023
Investments	$53,018	$49,828
Advances	110,976	122,530
Mortgage loans held for portfolio, net	10,351	9,967
Total assets	176,269	184,406
Consolidated obligations	164,045	171,498
Capital stock - Class B putable	6,442	6,873
Retained earnings	3,276	3,138
Total capital	9,709	9,831
Total regulatory capital[1]	9,728	10,023
Regulatory capital ratio	5.52%	5.44%
1    Total regulatory capital includes capital stock, mandatorily redeemable capital stock, and retained earnings. The regulatory capital ratio is calculated as regulatory capital as a percentage of period end assets.

	For the Three Months Ended
	March 31,
Operating Results	2024	2023
Net interest income	$349	$282
Provision (reversal) for credit losses on mortgage loans	(1)	—
Other income (loss)	4	(15)
Other expense	50	55
Affordable Housing Program assessments	30	21
Net income	$274	$191
Performance Ratios
Net interest spread	0.43%	0.41%
Net interest margin	0.74	0.66
Return on average equity (annualized)	11.36	8.51
Return on average assets (annualized)	0.57	0.44

The financial results reported in this earnings release for the first quarter of 2024 are preliminary until the Bank announces unaudited financial results in its First Quarter 2024 Form 10-Q filed with the Securities and Exchange Commission, expected to be available next month at www.fhlbdm.com and www.sec.gov.
The Bank is a member-owned cooperative whose mission is to be a reliable provider of funding, liquidity, and services for its members so that they can meet the housing, business, and economic development needs of the communities they serve. The Bank is wholly owned by over 1,250 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of 11 regional banks that make up the Federal Home Loan Bank System.
Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements. A detailed discussion of the more important risks and uncertainties that could cause actual results and events to differ from such forward-looking statements can be found in the “Risk Factors” section of the Bank’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. These forward-looking statements apply only as of the date they are made, and the Bank undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.